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                                                              Exhibit 5 and 23.2





                                                              April 5, 2000



Hartford Life, Inc.
200 Hopmeadow Street
Simsbury, CT 06089

Ladies and Gentlemen:

We have acted as counsel to Hartford Life, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to 5,000,000 shares of the Company's common stock, no par value (the "Common Stock"), to be issued pursuant to The Hartford Investment and Savings Plan (the "Plan") of The Hartford Financial Services Group, Inc.

We are familiar with the written documents which comprise the Plan, and in rendering the opinion expressed below, we have examined and are relying on originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates or other instruments, as in our judgment are necessary or appropriate as a basis for such opinion.

Based on the foregoing, we are of the opinion that the shares of Common Stock which may be issued by the Company pursuant to the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.
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                                       2                         April 5,2000

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Debevoise & Plimpton